EXHIBIT 35.1

SERVICER COMPLIANCE STATEMENT

Re: Mercedes-Benz Financial Services USA LLC, in its capacity as Servicer (the “Servicer”) under the Second Amended and Restated Servicing Agreement, dated as of May 1, 2023, among Mercedes-Benz Vehicle Trust, as Titling Trust, Collateral Title Co., as Collateral Agent, and Mercedes-Benz Financial Services USA LLC, as Lender and as Servicer (the “Servicing Agreement”), and under the 2024-A Servicing Supplement, dated as of May 1, 2024, among the same parties (the “Servicing Supplement”) for the period from January 1, 2025, to December 31, 2025 (the “Reporting Period”)

I, Christian Rottenkolber, certify that:

(a)	A review of the Servicer’s activities during the Reporting Period and of its performance under the Servicing Agreement and the Servicing Supplement has been made under my supervision.

(b)	To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement and the Servicing Supplement in all material respects throughout the Reporting Period.

Dated: March 25, 2026

/s/ Rottenkolber
Name: Christian Rottenkolber
Title: Vice President and Chief Financial Officer